Sub-Item 77Q2:

Based on the Company records and other information, the Company believes that all SEC filing requirements applicable to its directors and officers pursuant to Section 16(a) of the Securities Exchange Act of 1934, with respect to the Company fiscal year ending July 31, 2005, were satisfied, except that due to an administrative oversight, a Form 3 indicating that the following person is a reporting person, (as an officer of the Company), was not timely filed but has since been filed:

Edward P. Macdonald,	Vice President and Secretary of the Company